UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 8, 2011

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

(exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	000-51199 (Commission File Number)	42-1579325 (IRS Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (630) 218-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Election of Director.

On March 8, 2011, the Board of Directors (the “Board”) of Inland Western Retail Real Estate Trust, Inc. (the “Company”) increased the number of directors comprising the Board from eight to nine and elected Steven P. Grimes, who serves as President and Chief Executive Officer of the Company, to the Board, effective immediately.  Mr. Grimes has not been appointed to any committees at this time.

There is no arrangement or understanding between Mr. Grimes and any other person pursuant to which Mr. Grimes was elected as a director.  There are currently no transactions in which Mr. Grimes has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Grimes will not receive any additional compensation for serving as a director.

Item 7.01                                 Regulation FD Disclosure

On March 8, 2011, the Board declared the first quarter 2011 distribution of $.059375 per share, payable on April 11, 2011, to stockholders of record at the close of business on March 31, 2011.  This represents the sixth consecutive quarter-to-quarter increase in distribution rates and equates to a 2.375% annualized yield assuming a purchase price of $10.00 per share or a 3.467% annualized yield based upon the December 31, 2009 annual statement of value of $6.85 per share.  Each distribution is determined quarterly by our Board and the annualized yield is not necessarily indicative of future distributions.

The information in this report, excluding Item 5.02 above, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.
(Registrant)

	By:	/s/ Dennis K. Holland
Dennis K. Holland
Date: March 10, 2011		Executive Vice President, General Counsel and Secretary